Exhibit 23.1


                       Independent Auditors' Consent



We consent to the incorporation by reference in this Registration Statement of Cendant Corporation on Form S-3 of our report dated May 10, 1999, appearing in the Annual Report of Cendant Corporation on Form 10-K/A for the year ended December 31, 1998 (which expresses an unqualified opinion and includes explanatory paragraphs relating to certain litigation as described in Note 18, and the change in the method of recognizing revenue and membership solicitation costs as described in Note 2) and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





Parsippany, New Jersey
August 26, 1999